Exhibit 99

Embarq Corporation 5454 West 110th Street Overland Park, KS 66211 embarq.com

NEWS RELEASE

Media Contact:

Debra Peterson, (913) 323-4881

Debra.D.Peterson@embarq.com

EMBARQ Eliminates COO Position

Mike Fuller, Current COO, to Retire

Overland Park, Kan., December 19, 2006 – Embarq Corporation (NYSE:EQ) today announced that, effective as of Jan. 1, 2007, it will eliminate the position of Chief Operating Officer. The current Chief Operating Officer, Mike Fuller, who has been with the company and its predecessors for over 32 years, will leave the company and has chosen to retire.

“We are extremely pleased about the progress we have made since the creation of our new company,” said Dan Hesse, the company’s Chairman and Chief Executive Officer. “We required Mike’s tremendous expertise and leadership to help manage the complex efforts during the periods leading up to and following our separation, but we believe now is the right time to implement our new organizational structure.”

“Things are going very well at EMBARQ and this is a good time for me to move on,” said Fuller. “While I appreciate Dan’s kind words, the thanks and praise for the work done over the last two years really belong to my almost 20,000 fellow employees, whose efforts have started us off on a very strong and successful path. I wish all of them and this company well over the coming years. For myself, I will spend time with my wife, who has been very understanding during this period of intense effort, and pursue a number of other interests which I have been postponing.”

“Mike has had a long and very productive career with Sprint and now with EMBARQ,” said Hesse. “We thank him for his many contributions and his extraordinary leadership. He leaves behind many friends who never will forget his dedication and leadership. We wish him and his family the best in all their future endeavors.”

Fuller will relinquish his current duties effective after December 31, 2006 and spend the first two weeks of 2007 transitioning his responsibilities to others. Going forward, as a result of the elimination of the chief operating officer position, the majority of Fuller’s direct reports will report to Hesse, with a few reporting to other senior officers.

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About EMBARQ

Embarq Corporation (NYSE: EQ), headquartered in Overland Park, Kansas, offers a complete suite of common sense communications services. The company has approximately 20,000 employees and operates in 18 states. EMBARQ, which is expected to rank among the Fortune 500, is included in the S&P 500.

For consumers, EMBARQ offers an innovative portfolio of services that includes reliable local and long distance home phone service, high-speed Internet, wireless, and satellite TV from DISH Network® – all on one monthly bill.

For businesses, EMBARQ has a comprehensive range of flexible and integrated services designed to help businesses of all sizes be more productive and communicate with their customers. This service portfolio includes local voice and data services, long distance, Business Class DSL, wireless, enhanced data network services, voice and data communication equipment and managed network services.

EMBARQ believes that by focusing on the communities the company serves and by employing common sense and practical ingenuity, it is able to provide customers with a committed partner, dedicated customer service and innovative products for work and home. For more information, visit embarq.com.

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